EXHIBIT 99.1

SurgiCare Enters into Agreement to Convert Preferred Stock to Common;
               Negotiates Land Sale and Debt Settlement;
                   Announces Change in CFO Position

    HOUSTON--(BUSINESS WIRE)--July 1, 2004--SurgiCare, Inc. (AMEX:SRG), a Houston-based ambulatory surgery company, announced that it has taken several steps toward the resolution of conditions precedent to closing its previously announced proposed acquisitions of Integrated Physician Solutions, Inc. ("IPS"), Medical Billing Systems, Inc. and Dennis Cain Physician Solutions, Ltd. to become Orion HealthCorp, Inc. ("Orion"). Such closing of the acquisitions will be subject to shareholder approval.
    SurgiCare and American International Industries, Inc. ("AII") have signed a definitive agreement for the accelerated conversion of SurgiCare's 900,000 shares of Series AA Redeemable Preferred Stock held by AII into 8,750,000 shares of SurgiCare common stock, subject to approval of the listing of the shares on the American Stock Exchange and certain other conditions. The preferred stock currently has a preference value of $4.5 million. Under the previous agreement, 300,000 shares of the preferred stock were to be converted or redeemed annually through June 2006. At a floor price of $0.41 per share, the potential maximum conversion was 10,975,610 common shares. The former arrangement will remain in place, with the first conversion or redemption to occur on July 30, 2004, if the conversion into the 8,750,000 shares has not occurred. In connection with the conversion of the preferred stock, SurgiCare also finalized negotiations with AII to sell its five tracts of undeveloped land to AII for $250,000 and the assumption of its loan of approximately $1.2 million.
    SurgiCare and IPS completed negotiations to settle the companies' combined debt with DVI Business Credit Corp. ("DVI") and U.S. Bank Corp., which totals $10.7 million. The settlement calls for $6.5 million in payments to be made as follows: $2.0 million payment at closing of the pending transactions; $0.5 million 12 months after the closing, $0.25 million 18 months after the closing; $2,500 per month for the first 24 months after closing; $45,628 per month in years starting in the 25th month and continuing through the 72nd month after closing and; a $1.5 million balloon payment at the completion of 72 months after closing. The net present value of the settlement is $4.65 million, or 43% of the total $10.7 million. The settlement with DVI is subject to bankruptcy court approval.
    SurgiCare and IPS are currently in negotiations with Healthcare Business Credit Corporation ("HBCC") to complete their debt restructuring. The settlement with DVI and U.S. Bank Corp. has facilitated the negotiations, and an agreement with HBCC is expected to be reached in the near future.
    Effective June 28, 2004, Phillip C. Scott, Chief Financial Officer and Secretary of SurgiCare, is no longer with the Company. Roger Huntington, the company's Controller, has been appointed as Interim Chief Financial Officer until the proposed transactions are completed. Upon closing of the transactions, management expects Stephen H. Murdock, currently IPS' Chief Financial Officer, to be elected Chief Financial Officer of Orion.

    Information About Forward-Looking Statements

    Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
    The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of SurgiCare and the other companies described herein. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts. Any number of factors could affect future operations and results and the consummation of the transactions described herein, including, without limitation, SurgiCare's ability to refinance its debt and other accounts payable; the results of various parties' due diligence investigations; the occurrence of any material adverse change affecting any of the parties prior to closing; a worsening of SurgiCare's business or financial condition; a decline in the price of SurgiCare's common stock, which could affect the percentages to be held by the parties following the closing; receipt of the necessary approval of stockholders and regulatory authorities; and those specific risks that are discussed in SurgiCare's previously filed Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.
    SurgiCare undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

    CONTACT: SurgiCare Inc., Houston
             Keith LeBlanc, 713-973-6675
             866-821-5200
             www.surgicareinc.com